     As filed with the Securities and Exchange Commission on July 31, 1996

                                                   Registration No. 333-08659

=============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                               AMENDMENT NO. 1

                                      TO

                                   FORM S-3


                            REGISTRATION STATEMENT
                                  Under the
                            Securities Act of 1933


                       ADVANCED TISSUE SCIENCES, INC.
             (Exact Name of Registrant as Specified in Its Charter)


           DELAWARE                                 14-1701513
- -------------------------------                --------------------
(State or Other Jurisdiction of                  (I.R.S. Employer
 Incorporation or Organization)                 Identification No.)



                         10933 North Torrey Pines Road
                          La Jolla, California 92037
                                (619) 450-5730

         (Address, Including Zip Code, and Telephone Number including
            Area Code, of Registrant's Principal Executive Offices)

                              ARTHUR J. BENVENUTO
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                         ADVANCED TISSUE SCIENCES, INC.
                         10933 NORTH TORREY PINES ROAD
                          LA JOLLA, CALIFORNIA 92037
                                 (619) 450-5730
            (Name, Address, Including Zip Code, and Telephone Number
                   Including Area Code, of Agent for Service)

                             ----------------------

                                   Copies to:
                             LAURA B. HUNTER, ESQ.
                        BROBECK, PHLEGER & HARRISON LLP
                        4675 MACARTHUR COURT, SUITE 1000
                        NEWPORT BEACH, CALIFORNIA 92660
                                 (714) 752-7535

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

       If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

       If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


=====================================================================================================================
                                                                Proposed Maximum    Proposed Maximum      Amount of
    Title of Each Class of                Amount to                 Offering           Aggregate        Registration
  Securities to be Registered           be Registered           Price Per Share      Offering Price        Fee(1)
- --------------------------------------------------------------------------------------------------------------------
  Common Stock issuable upon           275,000 shares               $10.57(2)          $2,906,750         $1,003.00
   resale of shares issuable
   upon exercise of warrant,
   par value $.01 per share
====================================================================================================================



(1)  $1,003.00 previously paid.



(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low selling price per share of the Company's Common Stock on July 22, 1996 as reported on the Nasdaq National Market.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                   SUBJECT TO COMPLETION DATED JULY 31, 1996


                         ADVANCED TISSUE SCIENCES, INC.




                                    275,000

                                  COMMON STOCK


                                ---------------


  THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.  SEE "RISK
               FACTORS" COMMENCING ON PAGE 7 OF THIS PROSPECTUS.

                                ---------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                                ---------------

         This Prospectus relates to the offer and sale of up to an aggregate of 275,000 shares of Common Stock, par value $.01 per share, of Advanced Tissue Sciences, Inc. ("Advanced Tissue Sciences" or the "Company") which may be resold or distributed (the "Resale Shares") upon the exercise of warrants held by certain warrantholders of the Company (the "Selling Stockholders"). The Resale Shares are being registered by the Company pursuant to registration rights granted by the Company to the warrantholders. The Company has agreed to bear certain expenses (other than selling commissions and fees and expenses of counsel and other advisers to the warrantholders and the Selling Stockholders) in connection with the registration of the Resale Shares.



         Sales by the Selling Stockholders may be made in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Resale Shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Resale Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended
(the "Securities Act") in connection with such sales. See "Distribution or Sale of the Shares." In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant this Prospectus. To the extent required, the specific Resale Shares to be sold, the name of any successor Selling Stockholders, the public offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Selling Stockholders" and "Distribution or Sale of the Shares."



         The Company will receive up to an aggregate of $2,887,500 upon exercise of the warrants and issuance of such shares to the warrantholders. The Company will not receive any part of the proceeds from sales of the Resale Shares by the Selling Stockholders. See "Use of Proceeds."


         The Company's Common Stock is traded on the Nasdaq National Market under the symbol "ATIS." On July 22, 1996, the last reported sale price of the Company's Common Stock on the Nasdaq National Market was $13.50 per share.


              THE DATE OF THIS PROSPECTUS IS _______________, 1996

         No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by the Company, any Selling Stockholder or by any other person. Neither the delivery of this Prospectus nor any sale made thereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the Resale Shares to any person or by anyone in any jurisdiction in which such offer or solicitation may not lawfully be made.

                                ---------------

                               TABLE OF CONTENTS


                                                                   Page
                                                                   ----
Available Information . . . . . . . . . . . . . . . . . . . . .      2
Information Incorporated By Reference . . . . . . . . . . . . .      3
Prospectus Summary  . . . . . . . . . . . . . . . . . . . . . .      4
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . .      7
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . .     13
Selling Stockholders  . . . . . . . . . . . . . . . . . . . . .     13
Distribution or Sale of the Shares  . . . . . . . . . . . . . .     14
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . .     15


                                ---------------

                             AVAILABLE  INFORMATION

         The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected, and copies of such material may be obtained at prescribed rates, at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549, as well as at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Common Stock of the Company is traded on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.


         Additional information regarding the Company and the Resale Shares offered hereby is contained in the Registration Statement on Form S-3 and the exhibits thereto filed with the Commission under the Securities Act. For further information pertaining to the Company and the Resale Shares, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding the Company. The address for such site is http://www.sec.gov.


         Advanced Tissue Sciences(TM), Skin2(R), Dermagraft(TM),
Dermagraft-TC(TM) and the Company's logo are trademarks of Advanced Tissue Sciences.

                     INFORMATION INCORPORATED BY REFERENCE

         The following documents filed with the Commission are hereby incorporated by reference in this Prospectus: (i) the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 1995; (ii) the Quarterly Report of the Company on Form 10-Q for the quarter ended March 31, 1996; (iii) the Proxy Statement of the Company dated April 22, 1996 in connection with the Annual Meeting of Stockholders held on May 22, 1996; (iv) the Current Report of the Company on Form 8-K dated February 16, 1996; (v) the Company's Registration Statement on Form 8-A dated July 28, 1992; and (vi) the Company's Registration Statement on Form 8-A dated January 6, 1995.

         All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such document). Requests for such documents should be submitted in writing to Michael V. Swanson, Vice President, Finance and Administration, at Advanced Tissue Sciences, Inc., 10933 North Torrey Pines Road, La Jolla, California 92037 or by telephone at (619) 450-5730.

                               PROSPECTUS SUMMARY


         The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere, or incorporated by reference, in this Prospectus, including the information under "Risk Factors." The discussion in this Prospectus, particularly those relating to strategic alliances and commercialization of the Company's products, contain certain forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 and involve risks and uncertainties. No assurance can be given that the Company will successfully market such products, achieve the milestones required by the Smith & Nephew Dermagraft Joint Venture or Cartilage Joint Venture necessary to receive additional funding, or enter into new strategic alliances. These and other risks are detailed in publicly available filings with the Securities and Exchange Commission such as the Company's Annual Report on Form 10-K for the year ended December 31, 1995. The forward-looking statements herein are qualified in their entirety by reference to the risks and risk factors described herein and in such reports. The Company's actual results could differ materially from those projected in the forward-looking statements as a result of the factors described under "Risk Factors" and elsewhere in this Prospectus and in such reports.



                                  THE COMPANY

OVERVIEW

         Advanced Tissue Sciences is a leading tissue engineering company engaged in the development of living human tissue products for therapeutic applications. The Company is primarily focusing its efforts on skin, cartilage and cardiovascular products. Utilizing principles of cell biology, biochemistry and polymer science, the Company has developed and is applying its patented core technology which permits living human cells to be cultured ex vivo in a manner that allows the cells to develop and assemble into a functioning three-dimensional tissue. The Company has successfully replicated a variety of human tissues and has a number of products under various stages of development.

         Advanced Tissue Sciences' objective is to redefine tissue repair and transplantation by developing, manufacturing and marketing human tissue replacement products produced through tissue engineering. The Company's product strategy is to utilize its patented core technology to develop multiple products which address unmet therapeutic needs or offer improved, cost-effective alternatives to current treatment modalities. By building upon its base of scientific knowledge through the continued application of its core technology, the Company believes it will achieve significant synergies in the development, clinical testing and manufacture of successive tissue products.
In addition, the Company is focusing its development programs on products which are currently being or are expected to be regulated as medical devices.
Medical devices are generally subject to shorter regulatory approval processes than biologics or pharmaceuticals. The Company is developing marketing and reimbursement strategies, establishing a direct sales organization and pursuing strategic alliances, to market future commercial products.

         Leading the Company's product development efforts are therapeutic skin products that address the burn and diabetic foot ulcer markets. These products, based on Dermagraft, a three-dimensional living human tissue designed by the Company as a temporary or permanent replacement for human dermis, were developed to treat conditions where the dermis (the inner skin layer) has been injured or destroyed, such as in severe burns and chronic skin ulcers. The dermis is essential to normal skin function and healing and, unlike the epidermis (the outer layer of skin), does not regenerate into normal tissue after injury. The Company has two lead products currently in pivotal clinical trials, a temporary covering for severe burns ("Dermagraft-TC") and a dermal replacement product ("Dermagraft-Ulcers") for treating diabetic foot ulcers. The Company submitted a premarket approval ("PMA") application to the United States Food and Drug Administration (the "FDA") for Dermagraft-TC on March 28, 1996 and expects to submit a PMA application for Dermagraft-Ulcers to treat diabetic foot ulcers in late 1996. The FDA has notified the Company that the PMA applications for both products will receive expedited review.

RECENT DEVELOPMENTS

         DERMAGRAFT-TC. In December 1995, the Company reported that data from the pivotal clinical trial of Dermagraft-TC achieved statistical significance (p<0.01) with respect to its primary endpoint, the ability of the Company's product to adequately prepare the wound beds for successful autografting.
Based on these results, the Company submitted a PMA application to the FDA on March 28, 1996. The FDA has notified the Company that it intends to review the PMA application for Dermagraft-TC on an expedited basis, potentially accelerating the regulatory review period.

         Dermagraft-TC has been developed as an alternative to human cadaver skin to treat severely burned patients. Dermagraft-TC, consisting of a dermal tissue with an ultrathin synthetic covering, acts as a protective cover to help retain fluids and reduce the risk of infection until a sufficient amount of the patient's own skin becomes available for grafting. Of the 70,000 burn patients hospitalized annually in the United States, approximately 13,000 are severely burned and require skin grafts. The Company's Dermagraft-TC product is initially intended to address the approximately 1,500 severely burned patients with burns exceeding 20% body surface area.

         DIABETIC FOOT ULCERS. Enrollment in the pivotal clinical trial of Dermagraft-Ulcers for diabetic foot ulcers in the United States has been completed. The primary endpoint in the pivotal trial is complete wound closure. A planned interim analysis of this data showed that the clinical trial was on track to achieve the primary endpoint. After follow-up and completion of the trial, all trial data will be evaluated for statistical significance. If the results of the completed trial are consistent with the results shown at the interim analysis, the Company expects to submit a PMA application to the FDA in late 1996. After the interim analysis, the FDA notified the Company that the PMA application for Dermagraft-Ulcers in the treatment of diabetic foot ulcers will also receive expedited review. In an earlier pilot trial, the Dermagraft-Ulcers patients receiving one piece of Dermagraft-Ulcers per week for eight weeks showed a statistically significant improvement in complete wound closure. In addition, patients healed in the pilot trial treated with Dermagraft-Ulcers had no recurrence of their ulcers after being followed for an average of 14 months. By contrast, published reports have indicated rates of recurrence ranging from 20% to 50% within the first year following healing. The Company has entered into an agreement with Smith & Nephew plc ("Smith & Nephew") to form a fifty-fifty joint venture for the worldwide commercialization of Dermagraft-Ulcers for diabetic foot ulcers, assuming receipt of appropriate regulatory approvals.

         Dermagraft-Ulcers is a dermal replacement product grown on a bioabsorbable scaffold and is designed to provide a healthy, metabolically active dermal matrix in the ulcer to support wound closure. Approximately 800,000 diabetic foot ulcer patients are treated in the United States each year, 400,000 of which represent the Company's initial target market. Based on data from outside sources, it is estimated that the total United States market opportunity for this targeted indication potentially exceeds $1 billion.

OTHER THERAPEUTIC PRODUCTS UNDER DEVELOPMENT

         ORTHOPEDICS. The Company has successfully replicated cartilage tissue ex vivo using the Company's proprietary three-dimensional culture system. Through a joint venture with Smith & Nephew, the Company is developing several orthopedic applications of tissue engineered cartilage. The joint venture is currently in a pivotal preclinical trial for articular resurfacing which, if successfully completed, is expected to lead to human clinical trials in 1997. Pilot preclinical trials of tissue engineered meniscus have shown successful repair of meniscus defects in subjects followed for up to one year. There are over 1.2 million arthroscopic procedures for repair of the knee performed annually in the United States, including procedures involving articular cartilage, meniscus and ligament.

         CARDIOVASCULAR. Through the use of its tissue engineering technology, Advanced Tissue Sciences is working on developing cardiovascular products that will grow and repair normally. Over the past year, the Company has made substantial progress in developing dynamic bioreactors for growing tissue engineered heart valves and blood vessels. In the United States, over 900,000 Americans die each year from cardiovascular disease, and over 60,000 prosthetic heart valves are implanted and over 430,000 vascular graft procedures are performed in the United States.

PATENTED CORE TECHNOLOGY

         The Company has developed a patented core technology that combines the principles of cell biology, biochemistry and polymer science to create a three-dimensional living support stroma ex vivo. Products engineered by the Company based on its core technology produce a completely human stromal tissue that, in turn, supports the growth of organ cells into functional tissue. Advanced Tissue Sciences has been issued United States and European patents covering its core technology and numerous patents related to applications of such technology.

         Advanced Tissue Sciences was incorporated in Delaware in 1987. The Company maintains its executive offices at 10933 North Torrey Pines Road, La Jolla, California 92037, and its telephone number at that address is (619) 450-5730.

                                  RISK FACTORS

         In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully before purchasing the Common Stock offered hereby.

UNCERTAINTIES OF CLINICAL TRIALS

         The Company is required to obtain approval from the FDA prior to marketing its therapeutic products in the United States and the approval of foreign regulatory authorities to commercialize its products in other countries. To obtain such approvals, the Company is required to prove the safety and efficacy of its products through extensive preclinical studies and clinical trials. The Company is in various stages of such testing. The Company's lead products, Dermagraft-TC, a temporary covering for severe burns and Dermagraft-Ulcers for diabetic foot ulcers, are in pivotal human clinical trials in the United States and in the United States and France, respectively. Enrollment in the pivotal clinical trials of Dermagraft-TC and for diabetic foot ulcers in both the United States and France is complete. The completion of these trials, or any other of the Company's clinical trials, is dependent upon many factors. Delays may result in increased trial costs and delays in FDA submissions which could have a material adverse effect on the Company.

         A number of companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in clinical trials, even after showing promising results in earlier studies or trials. Although the Company has obtained favorable results to date in preclinical studies and clinical trials of certain of its products, such results may not be predictive of results that will ultimately be obtained in or throughout such clinical trials. In a previously conducted pivotal clinical trial, the Company encountered an efficacy issue for a Dermagraft product to treat venous ulcers. An interim analysis of that trial indicated there was no statistically significant difference in complete healing between the control group patients and those treated with a single dose of the Dermagraft product. Analysis of follow-up data from patients in the trial did, however, show a statistically significant difference in the recurrence rate of Dermagraft-treated patients versus control patients. To date, the Company has elected not to pursue the use of Dermagraft-Ulcers as a treatment to reduce the recurrence of venous ulcers, although it may do so in the future. There can be no assurance that the Company will not encounter problems in its clinical trials that will cause the Company to delay or suspend its clinical trials, that the clinical trials of its products will be completed at all, that such testing will ultimately demonstrate the safety or efficacy of such products or that any products will receive regulatory approval on a timely basis, if at all. If any such problems occur, the Company could be materially and adversely affected.

ABSENCE OF PROFITABLE OPERATIONS; NEED FOR ADDITIONAL FUNDS

         To date, the Company has experienced significant operating losses in funding the research, development and testing of its products and expects to continue to incur substantial operating losses. The Company has incurred cumulative net operating losses of $123.7 million through March 31, 1996 (including an approximately $21.4 million non-recurring charge related to an acquisition in September 1992). Losses are expected to increase as a result of the expenses associated with scaling up and validating manufacturing processes and equipment, establishing sales and marketing capabilities and funding additional research, development and testing. The Company's ability to achieve profitability depends in part upon its ability, either independently or in collaboration with others, to complete the development and obtain required regulatory approvals of, and to successfully manufacture and market, products. There can be no assurance that the Company will ever achieve a profitable level of operations or that profitability, if achieved, can be sustained on an ongoing basis.

         The further development of the Company's technology and products as well as the scale up of the Company's manufacturing capabilities and the establishment of necessary sales, marketing and distribution capabilities will require the commitment of substantial funds, the amount of which will depend on many factors, such as the schedule and progress of preclinical and clinical trials and the timing and cost of obtaining regulatory approvals. The Company may ultimately need to raise additional funds to support its long-term product development and commercialization programs. The Company could acquire such additional funding through collaborative arrangements, the extension of existing arrangements, additional public or private offerings of debt or equity securities or other means. There can be no assurance that adequate funds will be available under existing or future arrangements when such funds are needed or, if available, on terms acceptable to the Company. Insufficient funds may require the Company to delay, scale back or eliminate certain of its research and product development programs or to license third parties the right to commercialize products or technologies that the Company would otherwise commercialize itself.

STAGE OF PRODUCT DEVELOPMENT

         Although two of the Company's products are in advanced stages of pivotal clinical trials, the remainder of the Company's other products are at earlier stages of research, development and testing. These products will require significant additional research and development, including extensive preclinical and clinical testing, and regulatory approvals prior to commercialization. All of the Company's products are subject to the risks of failure inherent in the development of products based on innovative technologies. Such risks include the possibilities that any or all of these products are found to be unsafe or ineffective or otherwise fail to receive necessary regulatory approvals, that products are uneconomical to market, that third parties may hold proprietary rights that preclude the Company from marketing its products, or that the Company's products fail to achieve market acceptance in light of competing technologies and products. The Company continually reviews its product development activities in an effort to allocate its resources to those products the Company believes have the greatest commercial potential. Factors considered by the Company in determining the products to pursue include projected markets and need, potential for regulatory approval and reimbursement under the existing health care system as well as anticipated health care reforms, technical feasibility, expected and known product attributes and estimated costs to bring the product to market. Based on these and other factors which the Company considers relevant, the Company may from time to time reallocate its resources among its product development activities. Additions of products under development or changes to products being pursued can substantially and rapidly change the Company's funding requirements.

LIMITED MANUFACTURING AND MARKETING EXPERIENCE

         Although the Company has had the manufacturing capacity to produce sufficient quantities of Dermagraft to support its ongoing clinical trials, the Company must develop the capability of manufacturing its products in commercial quantities, in compliance with regulatory requirements and at acceptable costs. While the Company has clinical scale manufacturing experience producing its Dermagraft products, it has no commercial scale manufacturing experience with these specific products. The Company has constructed and is in the process of developing and validating commercial scale manufacturing for its Dermagraft-TC and Dermagraft-Ulcers products. The facility and processes have and will continue to undergo rigorous validation tests and there can be no assurance that the Company will be able to obtain the necessary regulatory approvals for its manufacturing operations on a timely basis or at all. Although the Company believes it unlikely, it cannot be certain that process changes during scale up will not require the Company to undertake additional clinical trials which would require additional expenditures and cause delays in commercial production. In addition, the Company's manufacturing facility must be registered with and licensed by various regulatory authorities, including the California Department of Health and Human Services, and comply with the good manufacturing practices ("GMPs") requirements prescribed by the FDA. Any significant delays in the completion of validation or regulatory inspection of the facility or manufacturing processes could have a material adverse effect on the ability of the Company to ultimately market its products on a timely and profitable basis, and on the Company's ability to conduct its business.

         The Company has no direct experience marketing or obtaining third-party reimbursement for its products. The Company will have to establish an effective internal sales and marketing organization and/or rely on corporate partners or licensees, or on arrangements with others to market its products domestically and internationally. There can be no assurance that the Company will be successful in these efforts or that any of its products, if approved, will gain market acceptance.

GOVERNMENT REGULATION

         The Company's preclinical studies and clinical trials and the manufacturing and marketing of its products are subject to extensive, costly and rigorous regulation by various governmental authorities in the United States and other countries. The process of obtaining required regulatory approvals from the FDA and other regulatory authorities often takes many years, is expensive and can vary significantly based on the type, complexity and novelty of the product. There can be no assurance that any products developed by the Company, independently or in collaboration with others, will meet applicable regulatory criteria to receive the required approvals for manufacturing and marketing. Delays in obtaining United States or foreign approvals could result in substantial additional costs to the Company and adversely affect the Company's competitive position.

         The Dermagraft-TC and Dermagraft-Ulcers products are currently in pivotal clinical trials. The Company submitted a PMA application to the FDA for the Dermagraft-TC product on March 28, 1996, and expects to submit a PMA application for the Dermagraft-Ulcers product in late 1996, based upon the results of the respective trials. There can be no assurance that the Company will submit the PMA application for Dermagraft-Ulcers in this time frame, if at all, or that FDA will conclude that the trial results support a finding of safety and efficacy for any of its products. In addition, even though the Company has been informed by the FDA that the Company's Dermagraft-TC and Dermagraft-Ulcers products will receive expedited PMA review from the agency, there can be no assurance that such status will accelerate the review process, or that such status will not be rescinded by the FDA if products of other companies that have already received FDA approval, or which receive FDA approval prior to the Company receiving its approval, are deemed by the FDA to perform substantially the same functions or to provide comparable benefits. There can be no assurance that the FDA will approve either the Dermagraft-TC or Dermagraft-Ulcers PMA applications in a timely fashion, if at all. Moreover, even if such approvals are obtained, post-approval regulation of the Company's products could result in the withdrawal, suspension or limitation of approvals or limit the further marketing of the Company's products.

         The Company's Dermagraft and cartilage products are subject to regulation as medical devices. The Company's other tissue replacement products, currently in various stages of development, could be regulated either as medical devices or as biologic products. Even though the FDA has classified human tissue engineered products such as those manufactured by the Company as medical devices, application of the Federal Food, Drug, and Cosmetic Act (the "FDC Act") to human tissue in its original form has been accomplished one tissue type at a time. Certain of the Company's potential products are not currently regulated by the FDA, but may ultimately be regulated either as a medical device or a biologic. Accordingly, while regulation of the Company's additional potential tissue replacement products as medical devices is possible, it is impossible to determine with certainty under which regulatory scheme they will be placed by the FDA. Legislative and regulatory initiatives concerning the regulation of tissue and organ transplants are ongoing and could possibly affect the future regulation of the Company's tissue engineered products. It is not possible at the present time to predict accurately either the time frame for such action, or the ultimate effect that such initiatives could have, if any, on the products under development by the Company.

         The Company has constructed and is in the process of developing and validating commercial scale manufacturing for its Dermagraft-TC and Dermagraft-Ulcers products. The facility must be registered, inspected, and licensed by various regulatory authorities, including the California Department of Health and Human Services, and must comply with FDA's GMP requirements. There can be no assurance that the facility will be found to comply with GMPs and other requirements and that necessary regulatory approvals will be obtained on a timely basis, if at all.

DEPENDENCE ON CERTAIN SUPPLIERS

         The mesh framework used by the Company in its Dermagraft-Ulcers and Dermagraft-Burns (designed as a dermal replacement to be placed below an autograft) products is supplied by only one FDA-approved manufacturer. The synthetic mesh framework used by the Company in its Dermagraft-TC product is likewise available from a single FDA-approved manufacturing source. Although the Company has not experienced difficulty acquiring these materials for the manufacture of its Dermagraft products for clinical trials, no assurance can be given that interruptions in supplies will not occur in the future or that the Company would not have to obtain substitute vendors for these materials, which would require additional regulatory submissions. Any significant supply interruption could adversely affect the Company's clinical trials as well as its product development and marketing programs. In addition, an uncorrected impurity or supplier's variation in a raw material, either unknown to the Company or incompatible with the Company's manufacturing process, could have a material adverse effect on the Company's ability to manufacture its products.

TECHNOLOGICAL CHANGE AND COMPETITION

         The markets for the Company's products are characterized by rapid, unpredictable and significant technological change. Competition in the Company's industry is intense. The Company's competitors include universities, research institutions and pharmaceutical, chemical, medical device and biotechnology companies. Many of these companies have greater financial resources, research and development capabilities and more experience in conducting clinical trials, obtaining regulatory approvals, manufacturing and marketing than the Company. Accordingly, these competitors may succeed in developing, obtaining regulatory approval for and some have commercialized their products more rapidly than the Company. A number of companies are developing and have commercialized dermal replacement and other products, including various types of wound healing treatments employing a variety of approaches that are in competition with the Company's Dermagraft products. The Company also knows of other companies that are undertaking research and development of tissue engineered products, some of which are patented. There can be no assurance that developments by the Company's competitors or potential competitors will not render the Company's technology or proposed applications of its technology non-competitive, uneconomical or obsolete.

PATENTS AND PROTECTION OF PROPRIETARY TECHNOLOGY

         The Company's ability to compete effectively with other companies will depend, in part, on its ability to maintain the proprietary nature of its technology, products and manufacturing processes. The Company relies on patents, trade secrets and know-how to maintain its competitive position. The Company has been issued one United States patent and a European patent covering its core technology and has been issued other United States and foreign patents related to this technology. In addition, many other United States and foreign patent applications have been filed. The issued United States patents include patents covering the Dermagraft-Ulcers and Dermagraft-TC products. The Company also has licenses or licensing rights to certain other United States and foreign patents and patent applications.

         There can be no assurance that any existing or future patent applications by the Company will result in issued patents or that any current or future issued or licensed patents, trade secrets or know-how will afford protection against competitors with similar technologies or processes, or that any patents issued will not be infringed upon or designed around by others. In addition, there can be no assurance that others will not independently develop proprietary technologies and processes which are the same as or substantially equivalent to those of the Company. The Company could also incur substantial costs in defending itself in suits brought against it on such patents or in bringing suits to protect the Company's patents or patents licensed by the Company against infringement. Additionally, the Company protects its proprietary technology and processes in part by confidentiality agreements with its collaborative partners, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or independently discovered by competitors.

UNCERTAINTIES REGARDING HEALTH CARE REIMBURSEMENT AND REFORM

         The Company's ability to commercialize products successfully may depend in part on the extent to which reimbursement for the costs of such products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and there can be no assurance that adequate third party coverage will be available for the Company to maintain price levels sufficient for realization of an appropriate return on its investment in developing new products. Government and other third party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new products approved for marketing by the FDA, and by refusing, in some cases, to provide any coverage for uses of approved products for indications for which the FDA has not granted marketing approval. Recent initiatives to reduce the federal deficit and to reform health care delivery are increasing these cost containment efforts. As managed care organizations continue to expand as a means of containing health care costs, the Company believes there may be attempts by such organizations to restrict the use or delay authorization to use new products, such as those being developed by the Company, pending completion of cost/benefit analyses of such products by those managed care organizations. If adequate coverage and reimbursement levels are not provided by government and other third party payors for uses of the Company's products, the market acceptance of these products could be adversely affected.

UNCERTAINTY OF COLLABORATIVE ARRANGEMENTS AND STRATEGIC ALLIANCES

         The Company's strategy for the development, clinical testing, manufacture and commercialization of certain of its tissue replacement products includes entering into various collaborations with corporate partners, licensors, licensees and others. These collaborations provide access to technologies, technical expertise and financial and other resources that might otherwise be unavailable to the Company. The Company has entered into collaborations with various institutions related to the development and commercialization of its tissue engineered products. Although the Company believes that its partners in these collaborations have an economic motivation to succeed in performing their contractual responsibilities, the amount and timing of resources to be devoted to these activities are not within the control of the Company. Moreover, the collaboration agreements generally provide that they may be terminated by the collaborator prior to their expiration under circumstances that may also be outside the control of the Company. In addition, there can be no assurance that these collaborators will pay any additional option or license fees to the Company or that they will develop or market any products under the agreements. For example, in early 1996 St. Jude Medical, Inc., which had previously worked with the Company on a collaboration effort related to heart valves, elected not to enter into a licensing agreement even though the feasibility studies conducted by the parties were successful. Finally, if the Company's collaboration agreements are terminated prior to their expiration or if the other parties to such agreements fail to adequately perform, there can be no assurance that submission of products for regulatory approval will not be delayed or that the Company's ability to deliver products on a timely basis will not be impaired.

         Furthermore, there can be no assurance that the Company will be able to negotiate additional collaborative arrangements in the future on acceptable terms, if at all, or that such collaborative arrangements will be successful. To the extent that the Company chooses not to or is unable to establish such arrangements, it would experience increased capital requirements to undertake research, development and marketing of its proposed products at its own expense. In addition, the Company may encounter significant delays in introducing its proposed products into certain markets or find that the development, manufacture or sale of its proposed products in such markets is adversely affected by the absence of such collaborative agreements.

DEPENDENCE ON KEY PERSONNEL

         The Company's success will depend in large part upon its ability to attract and retain qualified scientific, management, marketing and sales personnel as well as the continued contributions of its existing senior management, and scientific and technical personnel. The Company faces strong competition for such personnel and there can be no assurance that the Company will be able to attract or retain such individuals. In particular, the loss of the services of either Arthur J. Benvenuto, the Company's Chairman and Chief Executive Officer, or Dr. Gail K. Naughton, its President and Chief Operating Officer, would have a material adverse effect on the Company. The Company has obtained key man life insurance on the lives of each of Mr. Benvenuto and Dr. Naughton in the amount of $3 million, $2.5 million of which is payable to the Company.

PRODUCT LIABILITY CLAIMS AND INSURANCE

         The use of any of the Company's products, whether for commercial applications or during clinical trials, exposes the Company to an inherent risk of product liability claims in the event such products cause injury, disease or result in adverse effects. Such liability might result from claims made directly by health care institutions, contract laboratories or others selling or using such products. The Company currently maintains product liability insurance coverage; however, there can be no assurance that the level or breadth of any insurance coverage will be sufficient to fully cover potential claims. Such insurance is becoming increasingly expensive and difficult to obtain. There can be no assurance that adequate insurance coverage will be available in the future at an acceptable cost, if at all, or in sufficient amounts to protect the Company against such liability. The obligation to pay any product liability claim in excess of whatever insurance the Company is able to acquire could have a material adverse effect on the business, financial condition and future prospects of the Company.

HAZARDOUS MATERIALS

         The Company's research and development activities and operations involve the controlled use of small quantities of radioactive compounds, chemical solvents and other hazardous materials. In addition, the Company's business involves the growth of human tissue samples. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any liability could have a material adverse effect on the Company.

ANTI-TAKEOVER PROVISIONS

         The Company's Restated Certificate of Incorporation (the "Certificate") includes provisions that may discourage or prevent certain types of transactions involving an actual or potential change in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then-current market prices. The Certificate, for example, authorizes the Board of Directors (the "Board") to issue shares of Preferred Stock without stockholder approval on such terms as the Board may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. Moreover, such issuance may make it more difficult for a third party to acquire, or may discourage a third party from acquiring, a majority of the voting stock of the Company. Further, pursuant to the terms of a stockholder rights plan adopted in January 1995, the Company has distributed a dividend of one right for each outstanding share of Common Stock. The rights will cause substantial dilution of the ownership of a person or group that attempts to acquire the Company on terms not approved by the Board and may have the effect of deterring hostile takeover attempts.

POSSIBLE VOLATILITY OF STOCK PRICE

         The market price of the Company's Common Stock, like that of the securities of other biotechnology companies, has fluctuated significantly in recent years and is likely to fluctuate in the future. From time to time the market for securities of biotechnology companies has in fact experienced significant price and volume fluctuations that are unrelated to the operating performance of such companies. In addition, announcements by the Company or others regarding scientific discoveries, technological innovations, commercial products, patents or proprietary rights, the progress of clinical trials or government regulation, public concern as to the safety of devices or drugs, the issuance of securities analysts' reports and general market conditions may all have a significant effect on the market price of the Common Stock.
Fluctuations in financial performance from period to period also may have a significant impact on the market price of the Common Stock.

POTENTIAL ADVERSE EFFECTS OF SHARES ELIGIBLE FOR FUTURE SALE


         The issuance of freely tradable Common Stock upon the exercise of stock options and warrants, including the Warrant Shares, as well as future sales of Common Stock by existing stockholders, or the perception that sales could occur, could adversely affect the market price of the Common Stock.

                                USE OF PROCEEDS


         Assuming the exercise of all of the warrants and issuance of such shares, the Company will receive aggregate proceeds of approximately $2,887,500 from the sale of such shares to the warrantholders. The Company anticipates that such proceeds will be used for working capital and general corporate purposes. The Company will not receive any of the proceeds from the sale or distribution of the Resale Shares by the Selling Stockholders. See
"Selling Stockholders."



                              SELLING STOCKHOLDERS

         The following table sets forth the number of shares of Common Stock beneficially owned by the Selling Stockholders. Except as indicated, none of such security holders has had a material relationship with the Company within the past three years other than as a result of the ownership of the warrants or other securities of the Company. Because the Selling Stockholders may offer all or some of the Resale Shares which it holds, or has the right to acquire, pursuant to this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Resale Shares, no estimate can be given as to the amount of Resale Shares that will be held by the Selling Stockholders after completion of such distribution. See "Distribution or Sale of the Shares." The shares issuable upon exercise of the warrants and available for resale pursuant to this Prospectus may be purchased from time to time by the Selling Stockholders named below:




                                                                        NUMBER OF
                                              NUMBER OF                  SHARES                  PERCENT OF
                                         SHARES BENEFICIALLY           REGISTERED                OUTSTANDING
NAME OF HOLDERS:                               OWNED(1)              FOR SALE HEREBY               SHARES
- ---------------                          -------------------         ---------------            ------------
Ramius Hatteras Partners, L.P.(2)              175,000                  175,000                       *

J. P. Morgan Ventures Corporation              100,000                  100,000                       *

                                                                        -------
          TOTAL                                                         275,000
                                                                        =======


- ---------------------
 *     Less than 1% as of June 30, 1996.

(1) All shares of Common Stock of the Company shown as beneficially owned are issuable upon the exercise of outstanding warrants.

(2) Ramius Hatteras Partners, L.P. has agreed to purchase up to $50,000,000 of shares of Common Stock of the Company at the Company's discretion pursuant to the Investment Agreement dated February 9, 1996 described below.





     175,000 of the shares issuable to Ramius Hatteras Partners, L.P. and available for sale pursuant to this Prospectus were acquired under that certain Investment Agreement dated February 9, 1996 (the "Investment Agreement"), at an exercise price per share of $10.50. The Common Stock Warrant dated April 1, 1996 (the "Warrant Agreement") that is exercisable for 100,000 of the shares available for sale pursuant to this Prospectus was acquired by J.P. Morgan Ventures Corporation in connection with certain advisory services provided under a Letter Agreement dated March 26, 1996 (the "Letter Agreement"). The Warrant Agreement provides for the purchase of the shares at an exercise price of $10.50 per share.

     At the time of issuance, each warrantholder represented to the Company that it was acquiring the warrants and underlying shares from the Company without any present intention of effecting a distribution of those shares. However, in accordance with the Investment Agreement and the Warrant Agreement entered into with the warrantholders, the Company agreed to register the Resale Shares to permit sales of such shares from time to time in the market or in privately-negotiated transactions. The Company will prepare and file such amendments and supplements to the registration statement as may be necessary in accordance with the rules and regulations of the Securities Act to keep it effective until all of such Resale Shares have been sold pursuant to the registration statement or until registration of the Resale Shares is no long required by reason of Rule 144 under the Securities Act or other rules of similar effect.



     The Company has agreed to bear certain expenses (other than broker discounts and commissions, if any, and expenses of counsel and other advisors to certain of the warrantholders) in connection with the registration of the Resale Shares.


                       DISTRIBUTION OR SALE OF THE SHARES


     Assuming all warrants are exercised, the Company will receive aggregate proceeds from the issuance of such shares to the warrantholders in the amount of approximately $2,887,500. After such exercise, the sale of the Resale
Shares may be effected by the Selling Stockholders from time to time in transactions in the over-the-counter market, on the Nasdaq National Market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Resale Shares to or through broker-dealers, and such broker- dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Resale Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).



     In order to comply with the securities laws of certain states, if applicable, the Resale Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Resale Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by the Company and the Selling Stockholders.



     The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Resale Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Resale Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.



     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Resale Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution.
In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Stockholders.



     The Company has agreed to register the Resale Shares under the Securities Act and to indemnify and hold certain of the Selling Stockholders harmless against certain liabilities under the Securities Act that could arise in connection with the sale by such holders of the Resale Shares.

                                    EXPERTS

     The consolidated financial statements of Advanced Tissue Sciences, Inc. appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses in connection with the sale or the distribution of the securities being registered, other than underwriting discounts and commissions and finder's fees. All of the amounts shown are estimates except for the Securities and Exchange Commission registration fee and Nasdaq filing fee.


Securities and Exchange Commission registration fee . . . . . .   $ 1,604.00
Nasdaq additional listing fee . . . . . . . . . . . . . . . . .     5,500.00
Accounting fees and expenses  . . . . . . . . . . . . . . . . .     5,000.00
Legal fees and expenses . . . . . . . . . . . . . . . . . . . .    10,000.00
Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . .     7,896.00
                                                                  ----------
        Total   . . . . . . . . . . . . . . . . . . . . . . . . . $30,000.00
                                                                  ==========



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Under Section 145 of the Delaware Corporation Law, the Company has broad powers to indemnify its directors and officers against liability they may incur in such capacities, including liabilities under the Securities Act. The Company's Bylaws (the "Bylaws") provide that the Company will indemnify its directors and may indemnify its officers, employees and other agents to the full extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence by indemnified parties, and requires the Company to advance litigation expenses in the case of stockholder derivative actions or other actions if the director agrees to repay advances if it is ultimately determined that the director is not entitled to indemnification.

        The Company has entered into indemnification agreements with each of its directors and officers which provide the directors and officers with indemnification rights. One significant difference between the indemnification rights provided under the Company's Bylaws and those provided under the indemnification agreements is that, under the Bylaws as construed in accordance with Delaware law, amounts may be paid as indemnity only if independent determinations are made in each specific case that under the circumstances the individual claiming indemnity meets certain specified standards of conduct. Under the indemnification agreements, a determination that a director or officer has met these standards is not required for such indemnity, although the agreements exclude indemnity for conduct which is adjudged to be knowingly fraudulent, deliberately dishonest or to constitute willful misconduct. The Company also currently maintains policies of insurance under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

        The Company's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the director's fiduciary duty of care to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as injunction or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, or knowing violations of law, or actions lending to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

ITEM 16.  EXHIBITS.

Exhibit No.
- -----------

 4.1* Investment Agreement dated as of February 9, 1996 between Ramius Hatteras Partners, L.P. and the Company. Incorporated by reference as
         Exhibit 4.1 to the Current Report on Form 8-K dated February 9, 1996.

 5.1     Opinion of Brobeck, Phleger & Harrison LLP.

23.1     Consent of Ernst & Young LLP, Independent Auditors.


24.1+    Power of Attorney.  Reference is made to page II-4.


- ------------------

*        Previously filed and incorporated by reference.


+        Previously filed.


ITEM 17.   UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and
(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by (i) and (ii) is contained in periodic reports filed with or furnished to the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of La Jolla, State of California, on July 29, 1996.



                                             ADVANCED TISSUE SCIENCES, INC.


                                             By:  /s/ MICHAEL V. SWANSON
                                                  ---------------------------
                                                      Michael V. Swanson
                                                      Vice President, Finance
                                                      and Administration



         Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.




               SIGNATURE                                       TITLE                            DATE
               ---------                                       -----                            ----
                   *                         Chairman of the Board of Directors and         July 29, 1996
 ------------------------------------        Chief Executive Officer (principal
          Arthur J. Benvenuto                executive officer)


                   *                         Director, President and Chief Operating        July 29, 1996
 ------------------------------------        Officer
         Dr. Gail K. Naughton


      /s/ MICHAEL V. SWANSON                 Vice President, Finance and                    July 29, 1996
 ------------------------------------        Administration, (principal financial
          Michael V. Swanson                 and accounting officer)


                   *                         Director                                       July 29, 1996
 ------------------------------------
       Jerome S. Groopman, M.D.


                   *                         Director                                       July 29, 1996
 ------------------------------------
            Jack L. Heckel


                   *                         Director                                       July 29, 1996
 ------------------------------------
         David S. Tappan, Jr.


                   *                         Director                                       July 29, 1996
 ------------------------------------
        William B. Walsh, M.D.


                   *                         Director                                       July 29, 1996
 ------------------------------------
         Dr. Gail R. Wilensky


 *By: /s/ MICHAEL V. SWANSON                 Vice President, Finance and
     --------------------------------        Administration
          Michael V. Swanson

                                INDEX TO EXHIBIT



Exhibit No.                   Description of Document
- ----------                    -----------------------
   4.1*         Investment Agreement dated as of February 9, 1996 between
                Ramius Hatteras Partners, L.P. and the Company. Incorporated
                by reference as Exhibit 4.1 to the Current Report on Form 8-K dated February 9, 1996.

   5.1          Opinion of Brobeck, Phleger & Harrison LLP.

  23.1          Consent of Ernst & Young LLP, Independent Auditors.

  24.1+         Power of Attorney.  Reference is made to page II-4.


- --------------

*  Previously filed and incorporated by reference.

+  Previously filed.